Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PASITHEA THERAPEUTICS CORP.

Pasithea Therapeutics Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the second amended and restated certificate of incorporation of the Company, as amended, as heretofore further amended (the “Current Charter”) is hereby amended as follows:

Article IV of the Current Charter, be and hereby is further amended by replacing the first paragraph of paragraph (A) of Article IV with the following:

“(A) Classes of Stock. The total number of shares of all classes of capital stock that the Company is authorized to issue is 505,000,000 shares. The authorized capital stock is divided into: (i) 500,000,000 shares of common stock having a par value of $0.0001 per share (hereinafter, the “Common Stock”) and (ii) 5,000,000 shares of preferred stock having a par value of $0.0001 per share (hereinafter, the “Preferred Stock”).”

SECOND: The amendments set forth in this Certificate of Amendment were duly adopted by the Board of Directors of the Company and the stockholders of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective immediately upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 28th day of January, 2026.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
	Name:	Tiago Reis Marques
	Title:	Chief Executive Officer